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                                                                       EXHIBIT 5

                            C. E. UNTERBERG, TOWBIN
                            FOUR EMBARCADERO CENTER
                                   SUITE 580
                        SAN FRANCISCO, CALIFORNIA 94111
                       (415) 659-2222  FAX (415) 392-1113

                                 July 27, 1999

Board of Directors
Kofax Image Products Incorporated
16245 Laguna Canyon Road
Irvine, CA 92618
Dear Sirs:

     We understand that Kofax Image Products, Inc. ("Kofax" of the "Company"), and Imaging Components Corporation ("Imaging"), have entered into an Agreement, dated as of July 27, 1999 (the "Agreement") pursuant to which Kofax will become a wholly owned subsidiary of Imaging (the "Acquisition"). In connection with the Acquisition, and in accordance with the terms and conditions of the Agreement, Imaging will issue $12.75 in cash for each share of Kofax's Common Stock (the "Acquisition Consideration").

     You have requested our opinion with respect to the fairness of the Acquisition Consideration, from a financial point of view, to the shareholders of Kofax.

     In connection with our review, we have, among other things:

          (i) reviewed the Agreement;

          (ii) reviewed publicly available financial information with respect to the business operations of the Company including, but not limited to, audited financial statements for the fiscal years ended June 30, 1996, 1997 and 1998, and the unaudited financial statements for the first, second and third quarters of fiscal 1999 and the unaudited financial statements for the fiscal year ended June 30, 1999;

          (iii) held discussions with Imaging to determine its ability to secure financing necessary to affect the purchase price;

          (iv) reviewed certain internal financial and operating information relating to Kofax (including financial projections) prepared by the management of Kofax;

          (v) held discussions with certain members of Kofax senior management concerning their past and current operations, financial condition and business prospects and the potential financial effect of the Acquisition of Kofax by Imaging if the Acquisition were consummated;

          (vi) reviewed a comparison of operating results and other financial information of Kofax with other companies that we deemed appropriate;

          (vii) reviewed the historical market prices and reported trading activity of Kofax shares;

          (viii) compared the financial terms of the Acquisition and the premium paid over the Company's current, historical and average stock price with the financial terms and premiums paid of certain other merger, acquisition and business combination transactions which we deemed appropriate; and

          (ix) considered such other information, financial studies and analyses as we deemed relevant and performed such analyses, studies and investigations, as we deemed necessary.
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Kofax Image Products, Inc.
July 27, 1999
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     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us. With respect to any financial projections, we assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performances of Kofax. We have also assumed that the Acquisition will predominately be an all cash offer.

     We have not conducted a physical inspection of the properties or facilities of Kofax or Imaging or made any independent valuation or appraisal of the assets, liabilities, patents or intellectual property of Kofax and Imaging, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us, as of the date of this letter.

     We understand that in considering the Acquisition, the Board of Directors of the Company has considered a wide range of financial and non-financial factors, many of which are beyond the scope of this letter. This letter is not intended to substitute for the Board's exercise of its own business judgment in reviewing the Acquisition. Our opinion expressed herein was prepared for the benefit and use of the Board of Directors of Kofax in its consideration of the Acquisition and does not constitute a recommendation to Kofax's shareholders as to how they should vote at the shareholder's meeting in connection with the Acquisition.

     It should be understood that, although subsequent developments may affect this opinion, C.E. Unterberg, Towbin does not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the shares of the Company will actually trade at any time.

     Based upon and subject to the foregoing considerations, it is our opinion as financial advisors that, as of the date hereof, the Acquisition Consideration is fair from a financial point of view to the shareholders of Kofax.

                                          Very truly yours,

                                          /s/ C.E. UNTERBERG, TOWBIN

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                                          C.E. Unterberg, Towbin